Exhibit I

LTIP AWARD SETTLEMENT AGREEMENT

This LTIP AWARD SETTLEMENT AGREEMENT (this “Agreement”) dated as of October 12, 2020, by and among Finance of America Companies Inc., a corporation formed under the laws of the State of Delaware (the “Issuer”), Finance of America Equity Capital LLC, a limited liability company formed under the laws of the State of Delaware, (“FoA Equity Capital”), the Initial Unitholders (as defined below) and the Blocker Shareholders (as defined below).

W I T N E S S E T H:

WHEREAS, following the Closing (as defined below) the Employer will make awards of Replacement RSUs (including any Earnout Rights received by a participant in respect of an award of Replacement RSUs, “LTIP Awards”) to participants under the Amended and Restated UFG Holdings LLC Management Long-Term Incentive Plan to be adopted following the date hereof, substantially in the form attached hereto as Exhibit A, with any changes or modifications as may be approved by the Board of Managers of UFG Holdings LLC (the “LTIP”) which, on the terms and conditions set forth in the LTIP and the applicable LTIP Awards, may be settled by the delivery of shares of the Issuer’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), to the holders of such LTIP Awards;

WHEREAS, the Initial Unitholders and the Blocker Shareholders wish to pay or bear the economic consequences to the Employer of the obligation to settle such LTIP Awards and, in furtherance of the foregoing, the parties hereto desire to provide for certain arrangements among themselves on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. Capitalized terms used herein without definition have the following meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):

“Administrator” has the meaning assigned to such term in the LTIP.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“BL Member” means Libman Family Holdings, LLC.

“Blackstone Member” means BTO Urban Holdings LLC.

“Blocker” means Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., a Delaware limited partnership.

“Blocker GP” means Blackstone Tactical Opportunities Associates – NQ L.L.C., a Delaware limited liability company.

“Blocker Shareholders” mean the entities listed on the signature pages hereto under the heading “Blocker Shareholders”.

“Closing” has the meaning assigned to such term in the Transaction Agreement.

“Earnout Rights” has the meaning assigned to such term in the LTIP.

“Employer” means FoA Equity Capital or the subsidiary of FoA Equity Capital that employs or otherwise receives services from the applicable holder of an LTIP Award.

“Exchange Agreement” means the Exchange Agreement, dated on or about the date of the Closing, by and among the Issuer, FoA Equity Capital and the other parties from time to time party thereto, as such agreement may be amended from time to time.

“Exchange Rate” has the meaning assigned to such term in the Exchange Agreement.

“FoA Equity Capital” has the meaning set forth in the preamble of this Agreement.

“Fair Value” means, with respect to any share of Class A Common Stock, the volume weighted average price per share on the trading day preceding any applicable Settlement Date.

“Initial Grant Date” means the date following the Closing when LTIP Awards are granted under the LTIP.

“Initial Percentage” means (i) in the case of each Initial Unitholder, the number of LLC Units to be held by such Initial Unitholder immediately following the Company Equity Reclassification (as defined in the Transaction Agreement) divided by the total number of outstanding LLC Units immediately following the Company Equity Reclassification and (ii) in the case of each Blocker Shareholders, the number of the total LLC Units to be held by Blocker and Blocker GP immediately following the Company Equity Reclassification in which such Blocker Shareholder holds a beneficial interest as reflected in the books and records of the Blocker divided by the total number of outstanding LLC Units immediately following the Company Equity Reclassification. The Issuer shall maintain in its books and records the Initial Percentage of each of the Initial Unitholders and the Blocker Shareholders.

“Initial Unitholders” means the entities and individuals listed on the signature pages hereto under the heading “Initial Unitholders.”

“Issuer” has the meaning set forth in the preamble of this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom.

“LLC Unit” has the meaning given to such term in the Exchange Agreement.

“LTIP Award” has the meaning set forth in the preamble of this Agreement.

“LTIP” has the meaning set forth in the preamble of this Agreement.

“LTIP Settlement Shares” has the meaning assigned to such term in Section 2.01(a).

“LTIP Settlement Units” has the meaning assigned to such term in Section 2.01(a).

“LTIP Termination Date” means the sixth anniversary of the Closing Date (as defined in the Transaction Agreement) or such earlier date when all outstanding LTIP Awards have been settled or otherwise forfeited.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

“Replacement RSU” has the meaning assigned to such term in the LTIP.

“Reserve Amount” means on any date of determination (i) for each Initial Unitholder, a number of LLC Units equal to (x) the total number of shares of Class A Common Stock issuable pursuant to outstanding LTIP Awards divided by the Exchange Rate multiplied by such Initial Unitholder’s Initial Percentage and (ii) for each Blocker Shareholder, (x) the total number of shares of Class A Common Stock issuable pursuant to outstanding LTIP Awards multiplied by such Blocker Shareholder’s Initial Percentage. For clarity, prior to the Initial Grant Date, any LTIP Awards which are to be granted on the Initial Grant Date shall be deemed to be outstanding on the applicable date of determination.

“Settlement Date” has the meaning assigned to such term in Section 2.01(a).

“Total LTIP Settlement Shares” has the meaning assigned to such term in Section 2.01(b).

“Transaction Agreement” means the Transaction Agreement, dated as of October 12, 2020, by and among Replay Acquisition Corp., the Issuer, FoA Equity Capital, the Initial Unitholders, the Blocker, the Blocker GP and the other parties thereto, as such agreement may be amended from time to time.

ARTICLE II

SETTLEMENT OF LTIP AWARDS

SECTION 2.01. Settlement of LTIP Awards. (a). With effect as of any time (a “Settlement Date”) that the Employer is required to deliver shares of Class A Common Stock, or cash in lieu of such Class A Common Stock as may be determined by the Administrator in its sole discretion as set forth in the LTIP, pursuant to an LTIP Award (i) each Initial Unitholder shall transfer a portion of its LLC Units determined in accordance with Section 2.01(b) (“LTIP Settlement Units”) to the Issuer in exchange for a number of shares of Class A Common Stock that is equal to the product of the number of LTIP Settlement Units surrendered multiplied by the Exchange Rate and hereby directs the Issuer to contribute or otherwise transfer such shares of Class A Common Stock to the Employer for the account of such Initial Unitholder and (ii) each Blocker Shareholder shall contribute to the Issuer a portion of its shares of Class A Common Stock determined in accordance with Section 2.01(b) (“LTIP Settlement Shares”) and hereby directs the Issuer to contribute or otherwise transfer such shares of Class A Common Stock to the Employer and (iii) the Employer, in turn, shall deliver the shares of Class A Common Stock received pursuant to clauses (i) and (ii) above, or cash in lieu of such Class A Common Stock as may be determined by the Administrator in its sole discretion as set forth in the LTIP, to holders of LTIP Awards in settlement thereof.

(b) On any Settlement Date, (i) the number of LTIP Settlement Units for each Initial Unitholder shall equal the product of (x) the total number of shares of Class A Common Stock the Issuer is obligated to deliver in settlement of LTIP Awards on such Settlement Date (the “Total LTIP Settlement Date Shares”) divided by the Exchange Rate multiplied by (y) such Initial Unitholder’s Initial Percentage; and (ii) the number of LTIP Settlement Shares for each Blocker Shareholder shall equal the product of (x) the Total LTIP Settlement Date Shares and (y) such Blocker Shareholder’s Initial Percentage; provided that the number of LTIP Settlement Units or LTIP Settlement Shares for any Initial Unitholder or Blocker Shareholder may be rounded up or down in the Issuer’s discretion to the nearest whole number.

SECTION 2.02. Transfer Restrictions. At all times prior to the LTIP Termination Date, each Initial Unitholder and each Blocker Shareholder agrees that it shall not Transfer and shall keep free and clear of any pledge, lien, security interest, encumbrance, equities or claim a number of LLC Units or shares of Class A Common Stock, as the case may be, equal to its respective Reserve Amount. The Issuer shall include appropriate restrictive legends in respect of the Transfer restrictions set forth in this Section 2.02 in the books and records of the Issuer with respect to each Initial Unitholder’s LLC Units or the Blocker Shareholder’s shares of Class A Common Stock, as the case may be, equal to its respective Reserve Amount.

ARTICLE III

MISCELLANEOUS

SECTION 3.01. Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy,

all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 3.02. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by Law.

SECTION 3.03. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

SECTION 3.04. Interpretation. Throughout this Agreement, nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable. Unless otherwise specified, all references herein to “Articles,” “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

SECTION 3.05. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 3.05.

SECTION 3.06. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

SECTION 3.07. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION.

SECTION 3.08. Amendments and Waivers. The provisions of this Agreement may be amended by the written consent of each of the Issuer, FoA Equity Capital, the BL Member and the Blackstone Member; provided that with the consent of the Blackstone Member and the BL Member but without the consent of any other Person, the Initial Percentages of the Blackstone Member, the BL Member and each Blocker Shareholder may be amended from time to time so long as the sum of such Initial Percentages as amended is equal to the sum of such Initial Percentages as of the date of this Agreement.

SECTION 3.09. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 3.10. Headings. The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 3.11. Construction. Each party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any dispute relating to, in connection with or involving this Agreement. Accordingly, the parties hereby waive the benefit of any rule of Law or any legal decision that would require that in cases of uncertainty, the language of a contract should be interpreted most strongly against the party who drafted such language.

SECTION 3.12. Tax Matters. The parties agree that any transfer of LTIP Settlement Units pursuant to this Agreement shall be treated as an Exchange (as defined in the Exchange Agreement) in accordance with the treatment set forth in Section 3.10(a) of the Exchange Agreement.

SECTION 3.13. Power of Attorney. Each of the undersigned Initial Unitholders and Blocker Shareholders hereby irrevocably constitutes and appoints each officer of the Issuer and of FoA Equity Capital, as the true and lawful agent and attorney-in-fact of the undersigned, with full power and authority, in the undersigned’s name, place and stead, and with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions, to the same extent and with the same effect as the undersigned would or could do under applicable law to administer and effectuate the terms of this Agreement, including (i) to transfer or exchange LLC Units and/or shares of Class A Common Stock on behalf of the undersigned pursuant to Section 2.01 and (ii) to administer and enforce the transfer restrictions set forth in Section 2.02 and to indicate with appropriate legends and designations on its books and records the LLC Units and shares of Class A Common Stock subject to such restrictions.

SECTION 3.14. Notwithstanding anything to the contrary contained in this Agreement, this Agreement shall terminate and be of no force and effect if the Transaction Agreement shall be terminated for any reason whatsoever.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement or have caused this Agreement to be duly executed by their respective authorized officers, in each case as of the date first above stated.

FINANCE OF AMERICA COMPANIES INC.

By:	/s/ Edmond M. Safra
Name: Edmond M. Safra
Title: President

FINANCE OF AMERICA EQUITY CAPITAL LLC

By:	/s/ Graham Fleming
Name: Graham Fleming
Title: President

INITIAL UNITHOLDERS

BTO URBAN HOLDINGS L.L.C.

By:	/s/ Menes Chee
Name: Menes Chee
Title: Authorized Person

LIBMAN FAMILY HOLDINGS LLC

By:	/s/ Brian Libman
Name: Brian Libman
Title: Manager

THE MORTGAGE OPPORTUNITY GROUP LLC.

By:	/s/ Brian Libman
Name: Brian Libman
Title: Manager

JOE CAYRE

/s/ Joe Cayre
Joe Cayre

L AND TF, LLC

By:	/s/ John Keratsis
Name: John Keratsis
Title: Manager

UFG MANAGEMENT HOLDINGS LLC

By: UFG Holdings LLC, its Managing Member

By:	/s/ Graham Fleming
Name: Graham Fleming
Title: Chief Administrative Officer

BLACKSTONE FAMILY TACTICAL OPPORTUNITIES INVESTMENT PARTNERSHIP – NQ – ESC L.P.

By: BTO–NQ Side-by-Side GP L.L.C., its general partner

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Authorized Person

[Signature page – LTIP Settlement Agreement]

BLOCKER SHAREHOLDERS

GENERAL PARTNER

BLACKSTONE TACTICAL OPPORTUNITIES ASSOCIATES – NQ L.L.C.

By:	BTOA – NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Authorized Person

LIMITED PARTNERS

By: BLACKSTONE TACTICAL OPPORTUNITIES ASSOCIATES – NQ L.L.C., as attorney-in-fact

By:	BTOA – NQ L.L.C., its sole member

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Authorized Person

[Signature page – LTIP Settlement Agreement]